Exhibit (h)(188)
Form of
March 26, 2013
State Street Bank and Trust Company
P.O. Box 5049
Boston, MA 02206-5049
Attention: Fund Administration Legal Department
To Whom It May Concern:
This letter is to provide notice of termination of the Administration Servicing Agreement between Janus Investment Fund (the “Trust”), on behalf of Janus Real Return Fund, and State Street Bank and Trust Company (“State Street”) (the “Agreement”), pursuant to Section 12 of the Agreement dated May 13, 2011, such termination effective July 1, 2013.
If you have any questions regarding this matter, please contact me at (303) 394-6459 or via e-mail at stephanie.grauerholz@janus.com.
Sincerely,
Stephanie Grauerholz-Lofton
Vice President, Secretary and Chief Legal Counsel